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78064.7
                       PART II, ITEM 6(A), EXHIBIT 10-B-88
                   ENERGY EAST POWER PURCHASE OPTION AGREEMENT

                        GREEN MOUNTAIN POWER CORPORATION
                                 163 Acorn Lane
                            Colchester, Vermont 05446

     September  11,  2000

Energy  East  Corporation
P.O.  Box  12904
Albany,  New  York  12212-2904
Attention:  Mr.  Robert  D.  Kump
     Vice  President  &  Treasurer

                                OPTION AGREEMENT

Dear  Bob:

     This Option Agreement sets forth the terms and conditions relating to the power supply agreement (the "Agreement") between Green Mountain Power Corporation ("GMP") and Energy East Corporation and/or its affiliates ("EE") which may be commenced pursuant to this Option Agreement.

1. On the date of execution and delivery of a $15 million revolving credit agreement (the "RCA") by GMP and KeyBank National Association ("KeyBank"), EE shall wire transfer the option payment of $15 million (the "OP") to GMP or its designee in accordance with wire transfer instructions provided to EE by GMP at least two days prior to the date of execution and delivery of the RCA.

2. GMP's or its designee's receipt of the OP will give EE an option to commence the Agreement ten business days following the scheduled expiration date of the RCA (the "Commencement Date"), subject to Paragraph 6 hereof.

3. GMP shall deposit the OP in a one year certificate of deposit (the "CD") at KeyBank.

4. The OP shall serve as security for repayment of GMP indebtedness to KeyBank pursuant to the RCA.

5. EE shall give GMP not less than 60 days notice (the "Commencement Notice") of its intention to (i) commence the Agreement on the Commencement Date or (ii) cancel EE's option and require GMP to return the OP plus the interest scheduled to be earned on the CD, irrespective of the amount of time the OP actually remains in the CD (the "Supplemental Amount") (the OP and the Supplemental Amount are collectively referred to as the "Termination Amount") to EE on the Commencement Date.

6. If EE's Commencement Notice states that EE intends to commence the Agreement on the Commencement Date, GMP shall have the right to pay the Termination Amount to EE in order to terminate EE's right to commence the Agreement on the Commencement Date. If GMP fails to pay the Termination Amount to EE by the Commencement Date, the Agreement shall commence on the Commencement Date.

7. The Agreement will require GMP to deliver energy to EE in accordance with Appendix A hereto.

8. If the Agreement is commenced on the Commencement Date, GMP shall be entitled to retain the Termination Amount and EE shall not be required to pay for the energy delivered by GMP to EE because on the Commencement Date the Termination Amount shall constitute a prepayment of all amounts which EE is required to pay for the energy GMP is required to deliver to EE pursuant to the Agreement.
9. Subject to the second paragraph of Appendix A, the Agreement shall terminate upon the earlier of (i) 15 years following the Commencement Date or
(ii) such date that the energy and/or cash (which election shall be made by GMP on an annual basis) delivered to EE by GMP shall have a value equal to the Termination Amount. For purposes of calculating the Termination Amount following the Commencement Date, it shall be understood that (i) interest shall accrue on any outstanding balance of the OP each year at 10% and (ii) the OP shall be reduced each year by the value of the energy delivered, and/or the amount of cash paid, by GMP to EE each year.
10. Not less than 90 days prior to the termination of the Option Agreement, GMP and EE shall determine whether to extend the Option Agreement for an additional year. If GMP and EE determine to extend the Option Agreement for an additional year, GMP shall pay the Supplemental Amount to EE within three business days of the commencement of such additional year. If GMP fails to pay the Supplemental Amount to EE, the Agreement shall commence on the tenth business day of the commencement of such additional year. If EE and GMP agree to extend the Option Agreement for an additional year, EE shall not have the right to give the Commencement Notice pursuant to Paragraph 5 until after the commencement of such additional year.
11. GMP agrees that if GMP terminates the RCA prior to the expiration of its one year term, GMP shall return the OP, plus interest earned thereon calculated at the CD rate, through the date of termination (collectively, the "Repayment Amount"), to EE within three business days of such termination. If GMP fails to pay the Repayment Amount to EE, the Agreement shall commence on the tenth business day following such termination.
12. The commencement of the Option Agreement and the Agreement shall be subject to EE's and GMP's receipt of all requisite regulatory and third party approvals.
13. This Option Agreement and the Agreement will be governed in all respects, including validity, interpretation, and effect, by the laws of Vermont (without giving effect to its choice of law principles).
14. All notices and other communications under the Option Agreement and the Agreement will be in writing and may be given by personal delivery, reputable express courier, registered or certified mail (return receipt requested), or facsimile (receipt confirmed). Such notice will be deemed effective when received if it is given by personal delivery, reputable express courier, or facsimile, and will be effective three (3) days after mailing by registered or certified mail, so long as it is actually received within five (5) days (and, if not so received within five (5) days, is effective when actually received) by the parties at the following addresses (or at such other address for a party as will be specified by like notice):

     (a)     if  to  EE,  to:

     Energy  East  Corporation
     P.O.  Box  12904
Albany,  New  York  12212-2904
Attn.:  Mr.  Robert  D.  Kump
     Vice  President  &  Treasurer
Telephone  No.:  607-347-2498
Fax  No.:  607-347-2606

          with  a  copy  to:

     Huber  Lawrence  &  Abell
605  Third  Avenue,  27th  Floor
New  York,  NY  10158
Attn.:  Frank  Lee,  Esq.
     Telephone  No.:  212-455-5515
Fax  No.:  212-661-5759

     (b)     if  to  GMP,  to:
     Green  Mountain  Power  Corporation
163  Acorn  Lane
     Colchester,  VT  05446
     Attn.:  Nancy  Rowden  Brock
     Vice  President,  Chief  Financial  Officer  &  Treasurer
     Telephone  No.:  802-655-8401
Fax  No.:  802-655-8406

     with  a  copy  to:

Hunton  &  Williams
200  Park  Avenue
New  York,  NY  10166
Attn.:  Edmond  P.  Murphy,  Esq.
Telephone  No.:  212-309-1205
Fax  No.:  212-309-1100

15. No provision of this Option Agreement or the Agreement shall be amended, waived or modified except by an instrument in writing signed by the parties hereto. Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Option Agreement or the Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder or thereunder at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times.

16. This Option Agreement and the Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. One or more counterparts of this Option Agreement and the Agreement may be executed and delivered via telecopier, with the intention that any such counterpart have the effect of an original counterpart hereof and thereof.

17. If any provision of this Option Agreement or the Agreement, or the application hereof or thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Option Agreement and the Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto and thereto. The parties further agree to replace such invalid or unenforceable provision of this Option Agreement or the Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of the invalid or unenforceable provision.


          GREEN  MOUNTAIN  POWER  CORPORATION

     BY:_/s/Nancy  Rowden  Brock
        ------------------------
          Nancy  Rowden  Brock

Accepted  and  Agreed  this
 11th  day  of  September  2000

ENERGY  EAST  CORPORATION

BY:__/s/Robert  D.  Kump
   ---------------------
     Robert  D.  Kump

                                                                      APPENDIX A

                        TERMS AND CONDITIONS OF AGREEMENT

                                       AVAILABILITY
         GENERATING UNIT     MW CAPACITY     MWH/YEAR     DELIVERY POINT

     Berlin  GT     46.5     20,550     Berlin/VELCO  Sub#5
     Vergennes  Diesel     2.0     900     Lines  4465/3322
     Gorge  GT     17.0     7,650     Lines  3321/3308
     Essex  Diesel     2.0     900     Lines  3302/3307
     -------------     ---     ---     ----------------
                                                       Total     67.5     30,000

     The aggregate value of energy delivered in any calendar year shall not exceed $2.1 million based on NEPOOL energy clearing prices.

If NEPOOL goes to locational based marginal pricing or a zonal price (the "New NEPOOL Pricing Rules"), GMP shall have the right to terminate the Agreement by paying the Termination Amount (reduced by the value of energy delivered by GMP to EE from the Commencement Date through the NEPOOL Pricing Buy-Out Date, as hereinafter defined) to EE by no later than the business day immediately prior to the commencement of the New NEPOOL Pricing Rules (the "NEPOOL Pricing Buy-Out Date"). If GMP does not pay the Termination Amount (reduced by the value of energy delivered by GMP to EE from the Commencement Date through the NEPOOL Pricing Buy-Out Date) to EE by the NEPOOL Pricing Buy-Out Date, the energy clearing price will be based on the relevant zone in which the energy is delivered.

Notwithstanding any provision of the Option Agreement or the Agreement, GMP shall have the right to deliver energy from sources other than the above-listed generating units if it so desires; provided, however, if the New NEPOOL Pricing Rules become effective and GMP has not paid the Termination Amount (reduced by the value of energy delivered by GMP to EE from the Commencement Date through the NEPOOL Pricing Buy-Out Date) to EE by the NEPOOL Pricing Buy-Out Date, GMP shall have the right to deliver energy from sources other than the above-listed generating units only with the prior written approval of EE.

GMP shall make available 30,000 MWH/year as scheduled in the immediately following paragraph.

EE shall be required to schedule 25 MW or 50 MW for 16 consecutive hours per day by 12:00 noon on the previous weekday, excluding NERC holidays. EE shall have discretion as to when it shall schedule the energy to be delivered by GMP to EE.

GMP and EE agree that the energy to be delivered by GMP to EE pursuant to the Agreement shall be delivered on a firm basis.

The energy produced by any of the generating units listed above shall be delivered by GMP to EE at the applicable delivery point listed above. If GMP delivers energy from sources other than the above-listed generating units, the delivery point shall be at NEPOOL PTF.

GMP and EE agree that there are no brokers involved in the delivery of energy by GMP to EE pursuant to the Agreement.